EXHIBIT 4.1

Tax Benefits Preservation Plan

Capitol Bancorp Ltd.

and

Mellon Investor Services LLC,

as Rights Agent

Dated as of July 21, 2011

TABLE OF CONTENTS

1.	Certain Definitions	1

2.	Other Definitional and Interpretive Provisions	4

3.	Appointment of Rights Agent	5

4.	Issue of Right Certificate	5

5.	Form of Right Certificates	7

6.	Countersignature and Registration	7

7.	Transfer, Split up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost, or Stolen Right Certificates	7

8.	Exercise of Rights; Purchase Price; Expiration Date of Rights	8

9.	Cancellation and Destruction of Right Certificates	10

10.	Availability of Preferred Shares	10

11.	Preferred Shares Record Date	11

12.	Adjustment of Purchase Price, Number of Shares or Number of Rights	11

13.	Certificate of Adjusted Purchase Price or Number of Shares	16

14.	Fractional Rights and Fractional Shares	16

15.	Rights of Action	17

16.	Agreement of Right Holders	18

17.	Right Certificate Holder Not Deemed a Shareholder	18

18.	Concerning the Rights Agent	18

19.	Merger or Consolidation or Change of Name of Rights Agent	19

20.	Duties of Rights Agent	20

21.	Change of Rights Agent	22

22.	Issuance of New Right Certificates	22

23.	Redemption	23

24.	Exchange	23

25.	Notice of Certain Events	25

26.	Notices	26

27.	Supplements and Amendments	27

28.	Successors	27

i

29.	Benefits of this Plan	27

30.	Severability	27

31.	Governing Law	28

32.	Counterparts	28

33.	Descriptive Headings	28

34.	Determinations by the Board	28

35.	Force Majeure	28

36.	Customer Identification Program	29

37.	Incentive Compensation Program	29

38.	Conflicts	29

LIST OF EXHIBITS

Exhibit A                      Certificate of Designations of Series Y Junior Participating Preferred Stock

Exhibit B                      Form of Right Certificate

Exhibit C                      Form of Summary of Rights

ii

Tax Benefits Preservation Plan

This Tax Benefits Preservation Plan (this “Plan”), dated as of July 21, 2011 between Capitol Bancorp Ltd., a Michigan corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company (the “Rights Agent”).

WHEREAS, the Company and certain of its Subsidiaries have generated certain Tax Benefits for United States federal income tax purposes, and the Company desires to avoid an “ownership change” within the meaning of Section 382 of the Code and thereby preserve the Company’s ability to utilize such Tax Benefits;

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized and declared a dividend of one preferred share purchase right (a “Right”) in respect of each Common Share of the Company outstanding at the Close of Business on August 1, 2011 (the “Record Date”), each such Right representing the right to purchase 1/10,000th of a Preferred Share upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right (subject to adjustment) in respect of each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, and the Final Expiration Date (as such terms are defined below); and

WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer, exchange and replacement of Right Certificates, the exercise of Rights and other matters referred to herein.

IN CONSIDERATION of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.      Certain Definitions.  For purposes of this Plan, the following terms have the meanings indicated:

(a)  “Acquiring Person” shall mean any Threshold Holder except:

(i)   the U.S. Government;

(ii)  any Exempt Person;

(iii)     any Grandfathered Person;

(iv)  any Person that would qualify as a Threshold Holder as a result of a redemption of Company Securities by the Company;

(v)   any Person that the Board determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such Person (or its Affiliate) promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Company Securities so that such Person is no longer a Threshold Holder; and

(vi)  any Person that has become a Threshold Holder if the Board in good faith determines that the attainment of such status has not jeopardized or endangered the Company’s utilization of the Tax Benefits.

(b)  “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and in effect on the date of this Plan (the “Exchange Act”), and to the extent not included within the foregoing, shall also include with respect to any Person, any other Person whose Company Securities would be deemed to be (i) constructively owned by such first Person, (ii) owned by a “single entity” as defined in Section 1.382-3(a)(1) of the Treasury Regulations, or (iii) otherwise aggregated with shares owned by such first Person, in each case pursuant to the provisions of the Code, or any successor or replacement provision, and the Treasury Regulations thereunder.

(c)  A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own”, and shall have “Beneficial Ownership” of, any Company Securities or any Rights, as applicable; (i) which such Person directly owns or (ii) which such Person would be deemed to own constructively pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder (including as a result of the deemed exercise of an “option” pursuant to Treasury Regulation Section 1.382-4(d) and including, without duplication, Company Securities or Rights, as applicable, owned by any Affiliate of such Person); provided that a Person shall not be treated as “Beneficially Owning” Company Securities pursuant to clause (i) above to the extent that such Person does not have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such Company Securities.

(d)  “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the States of Michigan, New York or New Jersey are authorized or obligated by law or executive order to close.

(e)  “Close of Business” on any given date shall mean 5:00 p.m., Michigan time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m., Michigan time, on the next succeeding Business Day.

(f)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(g)  “Common Shares” when used with reference to the Company shall mean the shares of common stock, no par value per share, of the Company.

(h)  “Company Securities” shall mean Common Shares and any other interest that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18).

(i)  “Distribution Date” shall mean the earlier of (i) the Close of Business on the tenth Business Day after a Shares Acquisition Date and (ii) the Close of Business on the tenth Business Day (or such later day as may be designated prior to a Shares Acquisition Date by the

Board) after the date of the commencement of a tender or exchange offer by any Person if, upon consummation thereof, such Person would or could be an Acquiring Person; provided, however, that if either of such dates occurs after the date of this Plan and on or prior to the Record Date, then the Distribution Date shall be the Record Date.

(j)  “Exempt Person” shall mean the Company, any Subsidiary (in each case including, without limitation, in any fiduciary capacity), any employee benefit plan or compensation arrangement of the Company or any Subsidiary, or any entity or trustee holding Company Securities to the extent organized, appointed or established by the Company or any Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement.

(k)  “Expiration Date” shall mean the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which all Rights are exchanged as provided in Section 24, (iv) such time as the Board determines, in its sole discretion, that the Rights and the Plan are no longer necessary for the preservation of existence of the Tax Benefits and (v) a date prior to a Shares Acquisition Date on which the Board determines, in its sole discretion, that the Rights and this Plan are no longer in the best interests of the Company and its shareholders.

(l)  “Final Expiration Date” shall mean the Close of Business on the date that is the third anniversary of the date of this Plan; provided that if a Shares Acquisition Date occurs fewer than 30 days prior to such date, then the Final Expiration Date shall be the date that is 30 days after the Shares Acquisition Date.

(m)  “Grandfathered Person” shall mean any Person that, together with all Affiliates of such Person, was on the Record Date, the Beneficial Owner of 4.99% or more of the Company Securities outstanding on such date; provided that any Grandfathered Person who, together with all of its Affiliates, subsequently becomes the Beneficial Owner of less than 4.99% of the Company Securities shall cease to be a Grandfathered Person.

(n)  “Person” shall mean any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, unincorporated association, governmental entity, or other entity, or any group of Persons making a “coordinated acquisition” of shares or otherwise treated as an entity within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

(o)  “Preferred Shares” shall mean shares of Series Y Junior Participating Preferred Stock, no par value per share, having the rights and preferences set forth in the Certificate of Designations attached as Exhibit A to this Plan.

(p)  “Purchase Price” shall mean the price (subject to adjustment as provided herein) at which a holder of a Right may purchase 1/10,000th of a Preferred Share (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $1.00.

(q)  “Redemption Date” shall mean the time at which the Rights are redeemed as provided in Section 23 hereof.

(r)  “Section 382” means Section 382 of the Code, or any comparable successor provision.

(s)  “Securities Act” means the Securities Act of 1933, as amended.

(t)  “Shares Acquisition Date” shall mean the date of the first public announcement by the Company in a press release expressly referring to this Plan indicating that an Acquiring Person has become such.

(u)  “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

(v)  “Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 and the Treasury Regulations promulgated thereunder, of the Company or any Subsidiary.

(w)  “Threshold Holder” means any Person that, together with all Affiliates of such Person, shall be the Beneficial Owner of 4.99% or more of (i) the Common Shares then outstanding or (ii) any class of Company Securities (other than Common Shares) then outstanding.

(x)  “Trading Day” means a day on which the principal national securities exchange or over-the-counter market on which the Common Shares are listed or admitted to trading is open for the transaction of business or, if the Common Shares are not listed or admitted to trading on any national securities exchange or over-the-counter market, a Business Day.

(y)  “Treasury Regulation” means any final, proposed or temporary regulation of the Department of Treasury under the Code and any successor regulation.

(z)  “U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States of America or any instrumentality or agency thereof.

2.  Other Definitional and Interpretive Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Plan shall refer to this Plan as a whole and not to any particular provision of this Plan. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Plan unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Plan as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Plan. Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to any statute, rules or regulations shall be deemed to refer to such statute, rules or regulations as amended from time to time and to any successors thereto. Each reference in this Plan to a period of time following or previous to a specified date or event shall be calculated without including such specified date or the day on which such specified event occurs.

3.  Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-rights agents as it may deem necessary or desirable, upon 10 days’ prior written notice to the Rights Agent. Upon acceptance of such appointment by a co-rights agent, the provisions of this Plan applicable to the Rights Agent shall be deemed also to apply to such co-rights agent; provided, however, that the Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agent.

4.  Issue of Right Certificate.

(a)  Prior to a Distribution Date, (i) the Rights will be evidenced (subject to the provisions of Section 4(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (or, if Common Shares are uncertificated, the registration of such Common Shares on the stock transfer books of the Company) and not by separate Right Certificates, and (ii) the Rights will be transferable only in connection with the transfer of Common Shares.  As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all relevant information and documents, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Shares, a Right Certificate, in substantially the form of Exhibit B hereto (a “Right Certificate”), evidencing one Right for each Common Share so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.  The Company shall promptly notify in writing the Rights Agent upon the occurrence of any such Distribution Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following.  Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

(b)  As soon as practicable after the adoption of this Plan, the Company will send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of

Exhibit C hereto (the “Summary of Rights”), by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on such date (and, if such date is prior to the Record Date, then on the Record Date to such holders as were not included in such prior mailing), at the address of such holder shown on the records of the Company or the transfer agent or registrar for the Common Shares. Any failure to send a copy of the Summary of Rights shall not invalidate the Rights or affect their transfer with the Common Shares. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares (or, if Common Shares are uncertificated, the transfer on the stock transfer books of the Company of such Common Shares) outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares represented thereby.

(c)  Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to such certificates a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Tax Benefits Preservation Plan between Capitol Bancorp Ltd. and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), as Rights Agent dated as of July 21, 2011 (the “Plan”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Capitol Bancorp Ltd. Under certain circumstances, as set forth in the Plan, such rights may be redeemed, may become exercisable for securities or assets of the Company, may be exchanged for Common Shares or other securities or assets of the Company, may expire, may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an Affiliate thereof, as such terms are defined in the Plan, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and will no longer be evidenced by this certificate.  Capitol Bancorp Ltd. will mail to the holder of this certificate a copy of the Plan without charge after receipt of a written request therefor.

If any uncertificated Common Shares become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, or the Final Expiration Date, the registration of such Common Shares on the stock transfer books of the Company shall evidence one Right for each such Common Share and the Company shall mail to every Person that holds such Common Shares a confirmation of the registration of such Common Share and Right on the stock transfer books of the Company, which confirmation will contain the above legend.

In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

5.  Form of Right Certificates.  The Right Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall each be in substantially the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries, or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties, liabilities or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Plan, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to custom and common usage. Subject to the provisions of Section 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of 1/10,000ths of a Preferred Share as shall be set forth therein at the Purchase Price, but the number of such one 1/10,000ths of a Preferred Share and the Purchase Price shall be subject to adjustment as provided herein.

6.  Countersignature and Registration.

(a)  The Right Certificates shall be executed on behalf of the Company by its Executive Chairman or President, any of its Vice Presidents, or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Company’s seal or a facsimile thereof, and shall be attested by the Secretary or any Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall countersigned, either manually or by facsimile signature, by an authorized signatory of the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Plan any such person was not such an officer.

(b)  Following the Distribution Date, receipt by the Rights Agent of written notice to that effect and all other relevant information and documents referred to in Section 4(a), the Rights Agent will keep or cause to be kept, at an office designated for such purpose, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the date of each of the Right Certificates.

7.  Transfer, Split up, Combination and Exchange of Right Certificates; Mutilated, Destroyed, Lost, or Stolen Right Certificates.

(a)  Subject to the provisions of Section 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become null and void pursuant to Section 8(e) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of 1/10,000ths of a Preferred Share as the Right Certificates surrendered then entitled such holder to purchase. Any registered holder desiring to transfer, split up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split up, combined or exchanged at the office of the Rights Agent designated for such purpose. The Rights Certificates are transferable only on the registry books of the Rights Agent.  Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate or Right Certificates until the registered holder of the Rights Certificate has complied with the requirements of Section 8(f). Upon satisfaction of the foregoing requirements, the Rights Agent shall, subject to Sections 8(e), 8(f), 14 and 24, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested.

(b)  Upon receipt by the Company and the Rights Agent of evidence satisfactory to the Company and the Rights Agent of the loss, theft, destruction or mutilation of the Right Certificate, and, in case of loss, theft or destruction, of indemnity or security satisfactory to the Company and the Rights Agent, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

8.  Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a)  The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the Rights then to be exercised, at or prior to the Expiration Date and an amount equal to any tax or charge required to be paid under Section 10 hereof.

(b)  The Purchase Price for each 1/10,000th of a Preferred Share pursuant to the exercise of a Right shall initially be $1.00, shall be subject to adjustment from time to time as provided in Section 12 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

(c)  Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase properly completed and duly executed, accompanied by payment of the Purchase Price for the total number of 1/10,000ths of a Preferred Share to be purchased and an amount equal to any applicable transfer tax or charge required to be paid by the holder of such Right Certificate in accordance with Section 10 hereof by certified check, cashier’s check, or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased (or, if the Preferred Shares are uncertificated, request from such transfer agent a statement setting forth such number of Preferred Shares to be purchased for which registration will be made on the stock transfer books of the Company) and the Company hereby irrevocably authorizes each such transfer agent to comply with all such requests, or (B) if the Company shall have elected to deposit the Preferred Shares issuable upon exercise of the Rights with a depositary agent, requisition from such depositary agent depositary receipts representing such number of 1/10,000ths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company hereby directs any such depositary agent to comply with such request, and (ii) after receipt of such certificates (or, if the Preferred Shares are uncertificated, such statement), cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder.

(d)  In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the exercisable Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to such Person’s duly authorized assigns, subject to the provisions of Section 14 hereof.

(e)  Notwithstanding anything in this Plan to the contrary, any Rights Beneficially Owned by (i) an Acquiring Person from and after the date on which the Acquiring Person becomes such or (ii) a transferee of Rights Beneficially Owned by an Acquiring Person who (A) becomes a transferee after the public announcement (with prompt written notice thereof to the Rights Agent) relating to a Shares Acquisition Date with respect to an Acquiring Person who was identified on the Shares Acquisition Date or (B) becomes a transferee with respect to an Acquiring Person (or an Affiliate thereof) and receives such Rights (I) with actual knowledge that the transferor is or was an Acquiring Person (or an Affiliate of an Acquiring Person) or (II) pursuant to either (x) a transfer (whether or not for consideration) from the Acquiring Person (or an Affiliate thereof) to holders of equity interests in such Acquiring Person (or in such Affiliate thereof) or to any Person with whom the Acquiring Person (or an Affiliate thereof) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (y) a transfer which the Board determines in good faith is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 8(e), shall become null and void without any further action, and no holder of such Rights (other than a transferee not of a type described in clause (ii)) shall have any rights whatsoever with respect to such Rights, whether under this Plan or otherwise. The Company shall use all reasonable efforts to ensure that the provisions of this Section 8(e) are complied with, but shall have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any transferee of an Acquiring Person hereunder. No Right Certificate shall be issued pursuant to Section 4 that represents Rights beneficially owned by an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Affiliate thereof; no Right Certificate shall be issued at any time upon the transfer of any Rights to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence or any Affiliate thereof or to any nominees of such Acquiring Person or Affiliate; and any Right Certificate delivered to the Rights Agent for transfer to an Acquiring Person whose Rights would be null and void pursuant to the preceding sentence shall be canceled.

(f)  Notwithstanding anything in this Plan to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to any purported transfer pursuant to Section 7 or exercise pursuant to this Section 8 unless the registered holder of the applicable Rights (i) shall have properly completed and duly executed the certificate contained in the form of assignment or election to purchase, as the case may be, set forth on the reverse side of the Right Certificate surrendered for such transfer or exercise, as the case may be, (ii) shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof as the Company shall reasonably request, and (iii) paid a sum sufficient to cover any tax or charge that may be imposed in connection with any transfer, split up, combination or exchange of Right Certificates as required by Section 10 hereof.  The Rights Agent shall forward any such sum collected by it to the Company or to such Persons as the Company shall specify by written notice.  The Rights Agent shall have no duty or obligation under any Section of this Plan that requires the payment of taxes or charges unless and until it is satisfied that all such taxes and/or charges have been paid. In the event that any Person shall become an Acquiring Person and the Rights shall then be outstanding, the Company shall not take any action which would eliminate or diminish the benefits intended to be afforded by the Rights.

(g)  The Company hereby waives application of each standstill or other similar provision relating to Company Securities by which a registered holder of Rights is bound as of the date of this Plan to the extent necessary to permit such registered holder to exercise such Rights in accordance with this Plan.

9.  Cancellation and Destruction of Right Certificates.  All Right Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Plan. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. Subject to applicable law and regulation, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed stock certificates which have been canceled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall (i) destroy or cause to be destroyed such cancelled Rights Certificates, and/or (ii) provide to the Company or its designee copies of any such electronic records relating to Right Certificates cancelled or destroyed by the Rights Agent.

10.  Availability of Preferred Shares.

(a)  The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares or any Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights in accordance with Section 8. The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such Preferred Shares (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully-paid and nonassessable shares.

(b)  The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax or charge which may be payable in respect of any transfer or delivery of Right Certificates to a Person other than, or the issuance or delivery of certificates (or, if uncertificated, the registration on the stock transfer books of the Company) or depositary receipts for the Preferred Shares in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise or to issue or to deliver any certificates (or, if uncertificated, to register on the stock transfer books of the Company) or depositary receipts for Preferred Shares upon the exercise of any Rights until any such tax or charge shall have been paid (any such tax or charge being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company’s or the Rights Agent’s satisfaction that no such tax or charge is due.

11.  Preferred Shares Record Date.  Each Person in whose name any certificate for Preferred Shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes or charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Preferred Shares transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares transfer books of the Company are open. Prior to the exercise of the Rights evidenced thereby (or an exchange pursuant to Section 24), the holder of a Right Certificate shall not be entitled to any rights of a holder of Preferred Shares for which the Rights shall be exercisable, including, without limitation, the right to vote, to receive dividends or other distributions, or to exercise any preemptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.

12.  Adjustment of Purchase Price, Number of Shares or Number of Rights.  The Purchase Price, the number of Preferred Shares covered by each Right, and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 12.

(a)  (i) In the event the Company shall at any time after the date of this Plan (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares, or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as provided in this Section 12(a), the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such Person would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right.

(ii)  Subject to Section 24 of this Plan, following the Shares Acquisition Date, each holder of a Right, other than Rights which have become null and void pursuant to the provisions of Section 8(e), shall have a right to receive, upon exercise thereof pursuant to Section 8(a) at a price equal to the then current Purchase Price multiplied by the number of 1/10,000ths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Plan and in lieu of Preferred Shares, such number of Common Shares of the Company as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of 1/10,000ths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Company’s Common Shares (determined pursuant to Section 12(d) hereof) on the date of the occurrence of such event (such number of shares, the “Adjustment Shares”).

(iii)  In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with the foregoing paragraph (ii), the Company may substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(b)  In case the Company shall fix a record date for the issuance of rights, options, or warrants to all holders of Preferred Shares entitling such holders (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Preferred Shares or securities convertible into Preferred Shares at a price per Preferred Share (or having a conversion price per share, if a security convertible into Preferred Shares) less than the then current per share market price of the Preferred Shares (as defined in Section 12(d)) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current market price and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional Preferred Shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights, options, or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(c)  In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 12(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

(d)  For the purpose of any computation hereunder, the “current per share market price” of any security (a “Security” for the purpose of this Section 12(d)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the 30 consecutive Trading Days immediately prior to such date; provided, however, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (i) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (ii) any subdivision, combination or reclassification of such Security and prior to the expiration of 30 Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current market price per share equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by such system then in use, or, if on any such date the Security is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Security selected by the Board. If the Preferred Shares are not publicly held or so listed or traded, “current per share market price” shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to the foregoing provisions of this Section 12(d) (appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof), multiplied by 10,000. If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, “current per share market price” shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent.

(e)  No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 12(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 12 shall be made to the nearest cent or to the nearest 1/10,000th of a Preferred Share or to the nearest 1/10,000th of any other share as the case may be. Notwithstanding the first sentence of this Section 12(e), any adjustment required by this Section 12 shall be made no later than the Expiration Date.

(f)  If as a result of an adjustment made pursuant to Section 12(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of such other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Section 12(a) through (c), inclusive, and the provisions of Sections 8, 10 and 11 with respect to the Preferred Shares shall apply on like terms to any such other shares.

(g)  All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of 1/10,000ths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

(h)  Unless the Company shall have exercised its election as provided in Section 12(i), upon each adjustment of the Purchase Price as a result of the calculations made in Sections 12(b) and (c), each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of 1/10,000ths of a Preferred Share (calculated to the nearest 1/10,000th of a Preferred Share) obtained by (i) multiplying (A) the number of 1/10,000ths of a share covered by a Right immediately prior to this adjustment by (B) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price, and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

(i)  The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in substitution for any adjustment in the number of 1/10,000ths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of 1/10,000ths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest 1/10,000th) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights (with prompt written notice thereof to the Rights Agent), indicating the record date for the adjustment, and if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least 10 days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 12(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holder shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

(j)  Irrespective of any adjustment or change in the Purchase Price or the number of 1/10,000ths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of 1/10,000ths of a Preferred Share which was expressed in the initial Right Certificates issued hereunder.

(k)  Before taking any action that would cause an adjustment reducing the Purchase Price below 1/10,000ths of the then par value, if any, of the Preferred Shares issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and nonassessable Preferred Shares at such adjusted Purchase Price.

(l)  In any case in which this Section 12 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer (with prompt written notice thereof to the Rights Agent) until the occurrence of such event the issuing to the holder of any Right exercised after such record date of the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise over and above the Preferred Shares and other capital stock or securities of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(m)  Anything in this Section 12 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 12, as and to the extent that it in its sole discretion shall determine to be advisable in order that (i) any consolidation or subdivision of the Preferred Shares, (ii) issuance wholly for cash of any Preferred Shares at less than the current per share market price, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) dividends on Preferred Shares payable in Preferred Shares, or (v) issuance of rights, options, or warrants referred to hereinabove in Section 12(b), hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such shareholders.

(n)  In the event that at any time after the date of this Plan and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares, or (ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case (A) the number of 1/10,000ths of a Preferred Share purchasable after such event upon proper exercise of each Right shall be determined by multiplying the number of 1/10,000ths of a Preferred Share so purchasable immediately prior to such event by a fraction, the numerator of which is the number of Common Shares outstanding immediately before such event and the denominator of which is the number of Common Share outstanding immediately after such event, and (B) each Common Shares outstanding immediately after such event shall have issued with respect to it that number of Rights which each Common Share outstanding immediately prior to such event had issued with respect to it. The adjustments provided for in this Section 12(n) shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

13.  Certificate of Adjusted Purchase Price or Number of Shares.  Whenever an adjustment is made as provided in Section 12 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares or the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 25 hereof.  The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement contained therein and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such certificate.

14.  Fractional Rights and Fractional Shares.

(a)  The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights,

such number of Rights or Right Certificates shall be rounded to the nearest whole number and thereafter such whole number of Rights or Right Certificates, as applicable, shall be issued or distributed.

(b)  The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are integral multiples of 1/10,000th of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are integral multiples of 1/10,000th of a Preferred Share). Fractions of Preferred Shares in integral multiples of 1/10,000th of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts pursuant to an appropriate agreement between the Company and a depositary selected by it; provided, that such agreement shall provide that the holders of such depositary receipts shall have all the rights, privileges, and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not integral multiples of 1/10,000th of a Preferred Share, the Company shall round the Preferred Shares to the nearest 1/10,000th of a Preferred Share.

(c)  The holder of a Right by the acceptance of the Right expressly waives such holder’s right to receive any fractional Rights or any fractional shares upon exercise of such Right (except as provided above).

(d)  Whenever an issuance for fractional Rights or fractional shares of Common Shares is to be made by the Rights Agent hereunder, the Company shall promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such issuance and/or formulas utilized in calculating such issuance.  The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any issuance for fractional Rights or fractional shares of Common Shares under any Section of this Plan relating to the issuance of fractional Rights or fractional shares of Common Shares unless and until the Rights Agent shall have received such a certificate.

15.  Rights of Action.  All rights of action in respect of this Plan, excepting the rights of action given to the Rights Agent under Section 18 and Section 20 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in such Person’s own behalf and for such Person’s own benefit, enforce, and may institute and maintain any suit, action, or proceeding against the Company to enforce, or otherwise act in respect of, such Person’s right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Plan. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Plan and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Plan.

16.  Agreement of Right Holders.  Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

(a)  prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

(b)  as of and after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the office of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and such additional evidence of the identity of the Beneficial Owner, former Beneficial Owner and/or Affiliates or Associates thereof as the Company or the Rights Agent shall reasonably request;

(c)  the Company and the Rights Agent may deem and treat the Person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Share) is registered as the absolute owner of such certificate and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificates or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary; and

(d)  notwithstanding anything in this Plan to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Plan by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as reasonably practicable.

17.  Right Certificate Holder Not Deemed a Shareholder.  No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting shareholders (except as provided in Section 25 hereof), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

18.  Concerning the Rights Agent.

(a)  The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses, including but not limited to the fees and expenses of its counsel, and other disbursements incurred in connection with the preparation, negotiation, delivery, amendment, administration and execution of this Plan and the exercise and performance of its duties hereunder. The Company shall indemnify the Rights Agent for, and hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (“Loss”) with respect to any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance and administration of this Plan or the exercise of performance its duties hereunder, including, without limitation, the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a final, non-appealable judgment of a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence or intentional misconduct.

(b)  The Rights Agent shall be authorized and protected and shall incur no liability for, or in respect of any action taken, suffered or omitted to be taken by it in connection with, its acceptance and administration of this Plan and the exercise and performance of its duties hereunder in reliance upon any Right Certificate or certificate for the Common Shares or for any other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth in Section 20 hereof.  The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

19.  Merger or Consolidation or Change of Name of Rights Agent.

(a)  Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the shareowner services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Plan without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 hereof. If at the time such successor Rights Agent shall succeed to the agency created by this Plan any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Right Certificates so countersigned; and if at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Plan.

(b)  If at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights

Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned; and if at the time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name; and in all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Plan.

20.  Duties of Rights Agent.  The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Plan (and no implied duties or obligations) upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

(a)  The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect to any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion.

(b)  Whenever in the performance of its duties under this Plan the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Executive Chairman or President, any of the Vice Presidents, or the Treasurer of the Company, in the manner specified in Section 6, and delivered to the Rights Agent; and such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of for any action taken,  suffered or omitted to be taken by it under the provisions of this Plan in reliance upon such certificate.

(c)  The Rights Agent shall be liable hereunder to the Company and any other Person only for its own gross negligence or intentional misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no case will the Rights Agent be liable for special, indirect, punitive, incidental or consequential loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the possibility of such damages. Any liability of the Rights Agent will be limited to the amount of fees paid by the Company hereunder.

(d)  The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Plan or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e)  The Rights Agent shall not be under any responsibility with respect to the validity of this Plan or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy conditions contained in this Plan or in any Right Certificate; nor shall it be responsible for any change in the exercisability of the Rights (including the Rights becoming null and void pursuant to Section 8(e) hereof) or any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided for in Sections 4, 12, 23, or 24 hereof or the ascertaining of the existence of facts that would require any such change or adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt of a certificate furnished pursuant to Section 13 hereof, describing any such change or adjustment, upon which the Rights Agent may rely); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares to be issued pursuant to this Plan or any Right Certificate or as to whether any Preferred Shares or other securities will, when issued, be validly authorized and issued, fully-paid and nonassessable.

(f)  The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of its duties under this Plan.

(g)  The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Executive Chairman or President, any of the Vice Presidents, or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer or for any delay in acting while waiting for such instructions.  The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received from any such officer.  Any application by the Rights Agent for written instructions from the Company may, at the option of the Rights Agent, set forth in writing any action proposed to be taken, suffered or omitted to be taken by the Rights Agent with respect to its duties or obligations under this Plan and the date on and/or after which such action shall be taken, suffered, or such omission shall be effect.  The Rights Agent shall not be liable for any action taken, suffered or omitted to be taken by the Rights Agent in accordance with a proposal included in any such application on or after the date specified in such application (which date shall not be less than five Business Days after the date any authorized officer of the Company actually receives such application, unless any such authorized officer shall have consented in writing to an earlier date) unless, prior to taking or suffering any such action (or the effective date in the case of an omission), the Rights Agent shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted to be taken

(h)  The Rights Agent and any shareholder, affiliate, director, officer, agent, or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Plan. Nothing herein shall preclude the Rights Agent or any shareholder, affiliate, director, officer, agent, or employee from acting in any other capacity for the Company or any other Person.

(i)  The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect, or misconduct of any such attorneys or agents or for any loss to the Company or to any holder of Rights or to any other Person resulting from any such act, default, neglect, or misconduct, absent gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(j)  No provision of this Plan shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of its rights hereunder if the Rights Agent believes that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.

21.  Change of Rights Agent.  The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Plan upon 30 days notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preferred Shares known to the Rights Agent by registered or certified mail, and after a Distribution Date, to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and, following the Distribution Date, to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder’s Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and after a Distribution Date, mail a notice thereof in writing to the registered holders of the Right Certificates by first-class mail. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

22.  Issuance of New Right Certificates.  Notwithstanding any of the provisions of this Plan or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by its Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Plan.

23.  Redemption.

(a)  The Rights may be redeemed by action of the Board pursuant to paragraph (b) of this Section 23 and shall not be redeemed in any other manner.

(b)  The Board may, at its option, at any time prior to the Shares Acquisition Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.0001 per Right, appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights by the Board may be made effective at such time on such basis and with such conditions as the Board in its sole discretion may establish.

(c)  Immediately upon the action of the Board ordering the redemption of the Rights pursuant to paragraph (b) of this Section 23 and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price. The Company shall promptly give public notice of any such redemption (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within 10 days after such action of the Board ordering the redemption of the Rights pursuant to paragraph (b) of this Section 23, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 or in Section 24 hereof, and other than in connection with the purchase of Common Shares prior to the Distribution Date.

24.  Exchange.

(a)  The Board may, at its option, at any time after a Shares Acquisition Date, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 8(e) hereof) for Common Shares at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend, or similar transaction occurring after the date hereof (such exchange ratio being hereinafter referred to as the “Exchange Ratio”); provided, however, that in connection with any exchange effected pursuant to this Section 24, no holder of Rights shall be entitled to receive Common Shares (or other shares of capital stock of the Company) that would result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of more than 4.99% of the then outstanding Common Shares.  If a holder would, but for the previous sentence, be entitled to receive a number of shares that would otherwise result in such holder, together with such holder’s Affiliates, becoming the Beneficial Owner of in excess of 4.99% of the then outstanding Common Shares (such shares, the “Excess Exchange Shares”), in lieu of receiving such Excess Exchange Shares and to the extent permitted by law or orders applicable to the Company, such holder will be entitled to receive an amount in cash equal to the current per share market price of a Common Share at the Close of Business on the Trading Day following the date the Board effects the forgoing exchange multiplied by the number of Excess Exchange Shares that would otherwise have been issuable to such holder.  Whenever a cash payment in lieu of Excess Exchange Shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments.  The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Rights or fractional shares under any Section of this Agreement relating to the payment of fractional Rights or fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies. The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.  Promptly after the action of the Board electing to exchange the Rights, the Company shall give written notice thereof (specifying the steps to be taken to receive Common Shares in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become null and void pursuant to Section 8(e)) outstanding immediately prior thereto by mailing such notice in accordance with Section 26.  Before effecting an exchange pursuant to this Section 24, the Board may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”).  If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all or some (as designated by the Board) of the Common Shares (or other securities) issuable pursuant to the exchange, and all or some (as designated by the Board) holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.  Prior to effecting an exchange and registering Common Shares (or other such securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates (or former Beneficial Owners thereof and their Affiliates) as the Company shall reasonably request in order to determine if such Rights are null and void.  If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 8(e) and not transferable or exerciseable or exchangeable in connection herewith.  Any Common Shares or other securities issued at the direction of the Board in connection herewith shall be validly issued, fully paid and nonassessable Common Shares or such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares so issued.  Approval by the Board of this Plan shall constitute a determination by the Board that such consideration is adequate.

Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity holding

Common Shares for or pursuant to the terms of any such plan), together with all Affiliates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

(b)  Immediately upon the effective date of the action of the Board ordering the exchange of any Rights pursuant to subsection (a) of this Section 24 and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange (with prompt written notice thereof to the Rights Agent); provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent on the effective date of said action of the Board ordering the exchange of Rights. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become null and void pursuant to the provisions of Section 8(e) hereof) held by each holder of Rights.

(c)  In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with subsection (a) of this Section 24, the Company may substitute, for each Common Share that would otherwise be issuable upon exchange of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof.

(d)  The Company shall not be required to issue fractions of Common Shares or to distribute certificates which evidence fractional Common Shares (or, if uncertificated, register fractional Common Shares on its stock transfer books). In lieu of such fractional Common Shares, the Company shall round the number of Common Shares to the nearest whole number of Common Shares.

25.  Notice of Certain Events.

(a)  If the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regular quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights, or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with, or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to, any other Person, (v) to effect the liquidation, dissolution or winding up of the Company, or (vi) to declare or pay any dividend on the Common Shares payable in Common Shares or to effect a subdivision, combination, or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action, which shall specify the record date for the purpose of such stock dividend, or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is to take place and the date of participation therein by the holders of the Preferred Shares or Common Shares, as the case may be, if any such date is to be fixed, and such notice shall be so given in the case of any action covered by clause (i) or (ii) above at least 10 days prior to the record date for determining holders of the Preferred Shares or Common Shares, as the case may be, for purposes of such action, and in the case of any such other action, at least 10 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Shares or Common Shares, as the case may be.

(b)  In case any of the events set forth in Section 12 hereof shall occur, then the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such events which notice shall describe such event and the consequences of such event to holders of Rights under Section 12 hereof.

26.  Notices.  Notices or demands authorized by this Plan to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent in writing by first-class mail, postage-prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North
Lansing, MI  48933
Attention: Cristin K. Reid

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Plan to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent in writing by first-class mail, postage-prepaid, addressed (until another address is filed in writing with the Company) as follows:

BNY Mellon Shareowner Services
2  N. LaSalle Street  Suite 1020
Chicago, IL  60602
Attention:  Relationship Manager

with a copy to:

Mellon Investor Services LLC
Newport Office Center VII
480 Washington Boulevard
Jersey City, NJ  07310
Attention:  General Counsel

Notices or demands authorized by this Plan to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent in writing by first-class mail, postage-prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company (or the Rights Agent on and after the Distribution Date).

27.  Supplements and Amendments. The Company may from time to time supplement or amend this Plan without the approval of any holders of Right Certificates (or, prior to the Distribution Date, the Common Shares) to make any provision with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent whether or not it would adversely affect the holders of Right Certificates; provided, however, that from and after the Shares Acquisition Date, this Plan shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Notwithstanding the foregoing, the Company may at any time prior to the Shares Acquisition Date amend this Plan to lower the thresholds set forth in Section 1(y). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment.  Notwithstanding anything to the contrary herein, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, immunities, liabilities or obligations under this Plan.

28.  Successors.  All the covenants and provisions of this Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

29.  Benefits of this Plan.  Nothing in this Plan shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy, or claim under this Plan; but this Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent, and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

30.  Severability.  If any term, provision, covenant, or restriction of this Plan is held by a court of competent jurisdiction or other authority to be invalid, null and void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. However, in the event that any such provision, covenant, or restriction of this Plan, or any portion thereof, shall be declared unenforceable because of its scope, breadth, or duration, then it shall be modified to the scope, breadth, or duration permitted by law and shall continue to be fully enforceable in such jurisdiction as so modified; provided, further, that if any such excluded term, provision, covenant or restriction shall adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.

31.  Governing Law.  This Plan and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, without regard to any conflicts of laws principles thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

32.  Counterparts.  This Plan may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.  A signature to this Plan transmitted electronically shall have the same authority, effect and enforceability as an original signature.

33.  Descriptive Headings.  Descriptive headings of the several Sections of this Plan are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

34.  Determinations by the Board.  The Board shall have the exclusive power and authority to administer this Plan and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Plan, including, without limitation, the right and power to (i) interpret the provisions of this Plan, and (ii) make all determinations and calculations deemed necessary or advisable for the administration of this Plan (including, without limitation, a determination to redeem or not redeem the Rights or amend this Plan). In administering this Plan and exercising the rights and power specifically granted to the Board and to the Company hereunder, and in interpreting this Plan and making any determination hereunder, the Board may consider any and all facts, circumstances or information it deems to be necessary, useful or appropriate.  All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.  The Rights Agent shall always be entitled to assume that the Board acted in good faith and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon

35.  Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

36.  Customer Identification Program.  The parties hereto acknowledge that the Rights Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that Rights Agent must obtain, verify and record information that allows Rights Agent to identify each such person or entity.  Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from any such person or entity that will help the Rights Agent to identify such person or entity, including without limitation, as applicable, the person or entity’s physical address, tax identification number, organizational documents, certificate of good standing, license to do business, or any other information that the Rights Agent deems necessary.  Each person or entity that is a party hereto agrees that Rights Agent cannot accept an appointment hereunder unless and until Rights Agent verifies each such person or entity’s identity in accordance with the Customer Identification Program requirements.

37.  Incentive Compensation Program.  The Bank of New York Mellon Corporation (“BNYM”) has adopted an incentive compensation program designed (i) to facilitate clients gaining access to and being provided with explanations about the full range of products and services offered by BNYM and its subsidiaries and (ii) to expand and develop client relationships.  This program may lead to the payment of referral fees and/or bonuses to employees of BNYM or its subsidiaries who may have been involved in a referral that resulted in the execution of obtaining of products or services by the Company covered by this Plan or which may be ancillary or supplemental to such products or services.  Any such referral fees or bonuses are funded solely out of fees and commissions paid by the Company under this Plan or with respect to such ancillary or supplemental products or services

38.  Conflicts.  In the event of any conflict between the terms and provisions of this Plan and those of the Rights Agreement dated as of July 21, 2009 by and between Company and the Rights Agent, the terms and provisions of this Plan will prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be duly executed and attested, all as of the day and year first above written.

Mellon Investor Services LLC By: /s/ Susan R. Hogan Name: Susan R. Hogan Title: Vice President	Capitol Bancorp Ltd. By: /s/ Cristin Reid Name: Cristin Reid Title: President

Exhibit a

Michigan Department of Licensing and Regulatory Affairs

Filing Endorsement

This is to Certify that the CERTIFICATE OF AMENDMENT - CORPORATION for

CAPITOL BANCORP LTD.

ID NUMBER: 246688

received by facsimile transmission on July 21, 2011 is hereby endorsed

Filed on July 22, 2011 by the Administrator.

The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 22ND day of July, 2011.

Director

Bureau of Commercial Services

Sent bv Facsimile Transmission 11203

EXHIBIT A-1

(Pursuant to Section 450.1302 of the Michigan Business Corporation Act)

CAPITOL BANCORP LTD. (the ***"Corporation"***), a corporation organized and existing under the Michigan Business Corporation Act, as amended (the ***"Michigan Act"***), hereby certifies that, pursuant to authority granted by Article III of the Articles of Incorporation of the Corporation, as amended (the ***"Articles of Incorporation"***), and in accordance with the provisions of Section 450.1302 of the Michigan Act, the Board of Directors of the Corporation (hereinafter being referred to as the ***"Board of Directors"*** or the ***"Board"***) has adopted the following resolutions, on July 19, 2011:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, the Board of Directors hereby creates a series of preferred stock, no par value per share, of the Corporation, to be designated the "Series Y Junior Participating Preferred Stock" and hereby adopts the resolution establishing the designations, number of shares, preferences, voting powers and other rights and the restrictions and limitations thereof, of the shares of such Series Y Junior Participating Stock as set forth below:

1. **DESIGNATION AND AMOUNT.** The shares of such series shall be designated as "Series Y Junior Participating Preferred Stock" (***"Series Y Preferred Stock"***), and the number of shares of Series Y Preferred Stock shall be 40,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series Y Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series Y Preferred Stock.

2. **DIVIDENDS AND DISTRIBUTIONS.**

(a) Subject to the rights of the holders of any shares of any series of preferred stock of the Corporation (***"Preferred Stock"***) (or any similar stock) ranking prior and superior to those of Series Y Preferred Stock with respect to dividends, the holders of shares of Series Y Preferred Stock, in preference to the holders of common stock of the Corporation (***"Common Stock"***), and of any other junior stock, shall be entitled to receive, when, as, and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash (each, a ***"Quarterly Dividend"***) on the first day of March, June, September, and December in each year (each such date, a ***"Quarterly Dividend Payment Date"***), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series Y Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 10,000 times the aggregate per share amount of all cash dividends, and 10,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a

CERTIFICATE OF DESIGNATIONS OF
SERIES Y JUNIOR PARTICIPATING PREFERRED STOCK OF CAPITOL BANCORP LTD.- 1

EXHIBIT A-2

dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series Y Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series Y Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series Y Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series Y Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series Y Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series Y Preferred Stock entitled to receive a Quarterly Dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series Y Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series Y Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

3. VOTING RIGHTS. In addition to any other voting rights required by law, the holders of shares of Series Y Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series Y Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect

CERTIFICATE OF DESIGNATIONS OF
SERIES Y JUNIOR PARTICIPATING PREFERRED STOCK OF CAPITOL BANCORP LTD.- 2

EXHIBIT A-3

EXHIBIT A-4

EXHIBIT A-5

hereinafter set forth, equal to 10,000 times the aggregate amount of stock, securities, cash, and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series Y Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.

8. **No Redemption.** The shares of Series Y Preferred Stock shall not be redeemable.

9. **Rank.** The Series Y Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock and shall rank senior to the Common Stock as to such matters. Without limiting the generality of the foregoing, the Series Y Preferred Stock shall rank junior to the Series A Noncumulative Convertible Perpetual Preferred Stock of the Corporation as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

10. **Amendment.** The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences, or special rights of the Series Y Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series Y Preferred Stock, voting together as a single class.

In Witness Whereof, the undersigned have signed and attested this Certificate of Designations on the 21st day of July, 2011.

Capitol Bancorp Ltd.

By: ______________________
Name: Cristin K. Reid
Title: Corporate President

Attest:

____
David O' Leary, Secretary

Certificate of Designations of
Series Y Junior Participating Preferred Stock of Capitol Bancorp Ltd.- 5

EXHIBIT A-6

Exhibit B

Form of Right Certificate

Certificate No. R-______

NOT EXERCISABLE AFTER THE FINAL EXPIRATION DATE (AS DEFINED IN THE PLAN) OR EARLIER IF REDEMPTION, EXCHANGE OR OTHER EXPIRATION EVENT OCCURS. THE RIGHTS ARE SUBJECT TO REDEMPTION AND EXCHANGE ON THE TERMS SET FORTH IN THE PLAN.

Right Certificate

CAPITOL BANCORP LTD.

This certifies that __________________________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Tax Benefits Preservation Plan, dated as of July 21, 2011 (the “Plan”), between Capitol Bancorp Ltd., a Michigan corporation (the “Company”), and Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services), a New Jersey limited liability company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date and prior to the Expiration Date, at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, 1/10,000th of a share of the Company’s Series Y Junior Participating Preferred Stock, no par value per share (“Preferred Shares”), of the Company, at a purchase price of $1.00 per 1/10,000th of a Preferred Share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of 1/10,000ths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of July 21, 2011, based on the Preferred Shares as constituted at such date. As provided in the Plan, the Purchase Price and the number of 1/10,000ths of a Preferred Share which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions, and conditions of the Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties, and immunities hereunder of the Rights Agent, the Company, and the holders of the Right Certificates. Copies of the Plan are on file at the principal executive offices of the Company and the above-mentioned offices of the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares as the Rights evidenced by the Right

EXHIBIT B-1

Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Plan, the Rights evidenced by this Certificate (i) may be redeemed by the Company at a redemption price of $0.0001 per Right or (ii) may be exchanged in whole or in part for Preferred Shares or Common Shares.

No fractional Preferred Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of 1/10,000th of a Preferred Share and which may, at the election of the Company, be evidenced by depositary receipts), but in lieu thereof such number of Preferred Shares shall be rounded to a whole number of Preferred Shares, as provided in the Plan.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Plan or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings of other actions affecting shareholders (except as provided in the Plan), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Plan.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of _____________________.

Capitol Bancorp Ltd.

By:  __________________________________
Name: ________________________________
Title: _________________________________

Countersigned:

Mellon Investor Services LLC

By: _______________________________
Name: _____________________________
Title: ______________________________

EXHIBIT B-2

Form of Reverse Side of Right Certificate

FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Right Certificate.)

FOR VALUE RECEIVED hereby sells, assigns and transfers unto

(Please print name and address of transferee)

this Right Certificate, together with all right, title, and interest therein, and does hereby irrevocably constitute and appoint Attorney, to transfer the within Right Certificate on the books of Capitol Bancorp Ltd., with full power of substitution.

Dated:  ______________________,

____________________________

Signature

Signature Medallion Guaranteed:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s Rights Agent.

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not beneficially owned by an Acquiring Person or an Affiliate thereof (as defined in the Plan.)

_______________________________________
Signature

By:    ____________________________________________
Authorized Signature

EXHIBIT B-3

Form of Reverse Side of Certificate – continued

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise the Rights represented by the Right Certificate.)

To: CAPITOL BANCORP LTD.

The undersigned hereby irrevocably elects to exercise Rights represented by this Right Certificate to purchase the Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such Preferred Shares be issued (or registration for such Preferred Shares be made) in the name of:

Please insert social security or other identifying number ________________

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security or other identifying number __________

(Please print name and address)

Dated: __________________.

________________________________
Signature

Signature Guaranteed:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s Rights Agent.

EXHIBIT B-4

Form of Reverse Side of Right Certificate -- continued

The undersigned hereby certifies that the Rights evidenced by this Right Certificate are not Beneficially Owned by an Acquiring Person or an Affiliate thereof (as defined in the Plan).

___________________________________
Signature

NOTICE

The signature in the foregoing Forms of Assignment and Election must conform to the name written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, Capitol Bancorp Ltd. and the Rights Agent will deem the Beneficial Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Plan) and such Assignment or Election to Purchase will not be honored.

EXHIBIT B-5

Exhibit C

Capitol Bancorp Ltd.

Tax Benefits Preservation Plan

Summary of Rights to Purchase Preferred Shares

Purpose:
The purpose of the Tax Benefits Preservation Plan (the “Plan”) described in this summary of rights is to preserve the value of certain deferred tax assets (the “Tax Benefits”) of Capitol Bancorp Ltd. (the “Company”) for U.S. federal income tax purposes.

Rights; Right Certificates:
The Board of Directors of the Company (the “Board”) would authorize and declare a dividend of one preferred share purchase right (a “Right”) in respect of each share of common stock, no par value per share, of the Company (“Common Share”) outstanding at the close of business on a record date to be selected by the Board (the “Record Date”) and to become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined below).  Each Right represents the right to purchase, upon the terms and subject to the conditions in the Plan, 1/10,000th of a Preferred Share (as defined below).

Prior to the Distribution Date (as defined below), the Rights would be evidenced by, and trade with, the Common Shares and would not be exercisable.  After the Distribution Date, the Company would cause Mellon Investor Services LLC, to mail Right Certificates to shareholders and the Rights would trade independently of the Common Shares.

EXHIBIT C-1

Distribution Date; Separation of Rights:
Rights would separate from the Common Shares and become exercisable following the earlier of (i) the close of business on the tenth business day after a Shares Acquisition Date (as defined below) and (ii) the close of business on the tenth business day (or such later day as may be designated prior to a Shares Acquisition Date by the Board) after the date of the commencement of a tender or exchange offer by any person if, upon consummation thereof, such person would or could be an Acquiring Person (as defined below) (the “Distribution Date”).

“Shares Acquisition Date” means the date of the first public announcement by the Company in a press release expressly referring to the Plan indicating that an Acquiring Person has become such.

“Acquiring Person” means any person that, together with its affiliates, beneficially owns 4.99% or more of the Common Shares, other than (i) the U.S. government; (ii) the Company or any subsidiary or employee benefit plan or compensation arrangement of the Company; (iii) any person that, together with its affiliates, was on the Record Date, the beneficial owner of 4.99% or more of the Common Shares; (iv) any person that would beneficially own 4.99% or more of Common Shares as a result of a redemption by the Company; (v) any person that the Board determines, in its sole discretion, has inadvertently become a 4.99% holder so long as such person promptly divests sufficient shares; and (vi) any person that has become a 4.99% holder if the Board in good faith determines that the attainment of such status has not jeopardized or endangered the Company’s utilization of the Tax Benefits.

Exercise of Rights:
On or after the Distribution Date, each Right would initially entitle the holder to purchase, for $1.00 (the “Purchase Price”), 1/10,000th of a share of Series Y Junior Participating Preferred Stock, no par value per share (“Preferred Shares”), of the Company. (The Preferred Shares would be designed so that each 1/10,000th of a share has economic and voting terms similar to those of one Common Share.)

EXHIBIT C-2

“Flip-In” Trigger:
Following the Shares Acquisition Date, (i) Rights owned by the Acquiring Person or its transferees would automatically be null and void; and (ii) each other Right will automatically become a Right to buy, for the Purchase Price, that number of Common Shares having a market value of twice the Purchase Price.

Exchange:
At any time after the Shares Acquisition Date, the Board may, at its option, exchange all or part of the then outstanding and exercisable Rights for Common Shares at an exchange ratio of one Common Share per Right, subject to adjustments and limitations described in the Plan.  The Board may enter into a trust agreement pursuant to which the Company would deposit into a trust Common Shares that would be distributable to shareholders (excluding the Acquiring Person) in the event the exchange is implemented.  The addition of this feature is intended to facilitate a more orderly distribution of Common Shares in that event.

Redemption:	The Board may, at its option, redeem all, but not fewer than all, of the then outstanding Rights at a redemption price of $0.0001 per Right at any time prior to the Shares Acquisition Date.

Amendments:
The Company may from time to time before the Shares Acquisition Date supplement or amend the Plan without the approval of any holders of Rights (or, prior to the Distribution Date, the holders of Common Shares).

After the Shares Acquisition Date, the Plan shall not be amended in any manner which would adversely affect the interests of the holders of Rights.

EXHIBIT C-3

Expiration:
The Rights will expire on the earlier of (i) the close of business on the date that is the third anniversary of date of the Plan, (ii) the time at which all Rights are redeemed, (iii) the time at which all Rights are exchanged, (iv) such time as the Board determines, in its sole discretion, that the Rights and the Plan are no longer necessary for the preservation of the existence of the Tax Benefits and (v) a date prior to a Shares Acquisition Date on which the Board determines, in its sole discretion, that the Rights and the Plan are no longer in the best interests of the Company and its shareholders.

EXHIBIT C-4